Exhibit 16.1

BDO China Li Xin Da Hua Certified Public Accountants Co.,Ltd	8th Floor B Block Union Square 5022 Binhe Road Shenzhen518033P.R.China Telephone: +86-755-82900952 Fax: +86-755-82900965

德豪国际 • 立信大华	中国深圳滨河大道5022号联合广场
会计师事务所有限公司	B座8楼 邮编: 518033
电话: +86-755-82900952
传真: +86-755-82900965

July  6, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

We have read the Form 6-K for China New Borun Corporation dated July 6, 2011, to be filed with the Securities and Exchange Commission. We agree with the statements concerning BDO China Li Xin Da Hua CPA Co., Ltd in such Form 6-K. We are not in a position to agree or disagree with other statements of China New Borun Corporation contained therein.

/s/ BDO China Li Xin Da Hua CPA Co.,Ltd.
BDO China Li Xin Da Hua CPA Co.,Ltd.